QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(B)

ELECTION TO EXCHANGE

        Before signing this election form, please make sure that you have received, read and understand the documents that make up this offer, including the offer to exchange outstanding options having an exercise price of $0.91 or more per share for new options, dated January 7, 2003, as amended, and this election form.

        Subject to the terms and conditions of the offer, you may elect to exchange your options to purchase shares of common stock, no par value per share, of Tucows that have an exercise price of $0.91 per share or more in exchange for new options to purchase shares of Tucows common stock.

        With respect to the offer, we wish to remind you of the following:

  •
  Tucows' acceptance of the eligible options that you elect to exchange in the offer will constitute a binding agreement between Tucows and you upon the terms and subject to the conditions of the offer and this election form. Upon Tucows' acceptance of the eligible options you have elected to exchange in the offer, the eligible options will be canceled, and you will have no right to purchase stock under the terms and conditions of the canceled options after the date of Tucows' acceptance. All new options will be subject to the terms and conditions of Tucows amended and restated 1996 equity compensation plan and a new stock option agreement between Tucows and you. You will receive a copy of the new stock option agreement when the new options are granted;

  •
  under the circumstances described in the offer to exchange, Tucows may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. If the offer is terminated, the eligible options that you have elected to exchange will not be accepted and will remain unchanged and stock option agreements will be returned to you;

  •
  the new options will not be granted until on or promptly after the first trading day that is at least six months and one day after the date Tucows accepts and cancels the eligible options tendered for exchange;

  •
  the exercise price of the new options will be equal to the closing price of Tucows common stock on the OTC Bulletin Board maintained by Nasdaq or any other securities quotation system or exchange on which Tucows common stock is then quoted or listed on the replacement grant date. The exercise price may be higher than the exercise price of the eligible options that you elect to exchange in the offer;

  •
  the new options will be subject to a vesting schedule designed to approximate the vesting schedule of the options that you tender for exchange;

  •
  if there is a merger, acquisition or similar transaction, Tucows may terminate your right to receive new options in exchange for your tendered options. If your right to receive new options in exchange for the tendered options is terminated because of a merger, acquisition or similar transaction, you will not receive options to purchase securities of the acquiror or any other consideration for your tendered options;

  •
  to receive the new options, you must remain an employee of Tucows or one of its subsidiaries from the date you elect to exchange eligible options through the replacement grant date. If you are not an employee of Tucows or one of its subsidiaries on the replacement grant date, you will not receive any new options or any other consideration for the eligible options that you elect to exchange and that are accepted for exchange;

  •
  all options that you choose not to tender for exchange or that are not accepted for exchange, shall remain outstanding and retain their current exercise price and vesting schedule;

  •
  if you attempt to tender options for part of a specific grant, but not all outstanding options for that grant, your tender of that entire grant will be rejected; and

  •
  Tucows has advised you to consult with your own advisors as to the consequences of participating or not participating in the offer.

ELECTION TO EXCHANGE

        Subject to the terms and conditions of the offer to exchange and this election form, I hereby elect to exchange the following eligible options:

	Date of Eligible Option Grant(1)	Exercise Price of Options Subject to Grant	Total Number of Outstanding Options Subject to Grant(2)

1

2

3

4

5

(1)
List each eligible option grant on a separate line even if more than one eligible option was granted on the same grant date. If additional space is needed, please attach a separate schedule containing the information in the table.

(2)
Provide the total number of shares for which the option remains outstanding (i.e., the total number of shares for which the option has not been exercised) in this column. For each grant you specify, you must elect to exchange all options covered under the grant, excluding those already exercised. Partial elections will not be accepted.

        You must complete and sign the following exactly as your name appears on the stock option agreement(s) evidencing the eligible options you are electing to exchange.

	Date:	, 2003
Signature of Option Holder

Print Name

        By signing and returning the election form, I represent and warrant to Tucows:

  •
  I have full power and authority to elect to exchange the eligible options elected for exchange. When the eligible options are accepted for exchange by Tucows, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer of them, other than under the applicable stock option agreement(s). The eligible options will not be subject to any adverse claims.

  •
  upon request, I will execute and deliver any additional documents determined by Tucows to be necessary or desirable to complete the exchange of the eligible options I am electing to exchange.

        When you have completed, signed and dated the election form, detach and return the previous page, together with your original stock option agreement or agreements with respect to any eligible option grants that you elect to exchange, to the following address no later than February 5, 2003:

Tucows Inc.
96 Mowat Avenue
Toronto, ON M6K 3M1
Attention: Brenda Lazare
Facsimile: (416) 531-1257

*                          *                           *

Instructions

Forming Part of the Terms and Conditions of the Offer

        1.    Delivery of Election Form.    You must deliver a properly completed and signed original or facsimile copy of this election form, together with your stock option agreement(s) with respect to any eligible option grants that you elect to exchange, to Tucows at the address on the front cover of this election form on or before 5:00 p.m. Eastern Time on February 5, 2003.

        The method by which you can deliver any required document is at your option and risk, and the delivery will be made only when actually received by Tucows. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

        You may withdraw any eligible options you have elected to exchange at any time before 5:00 p.m. Eastern Time on February 5, 2003. If we extend the offer beyond that time, you may withdraw your eligible options at any time until the extended expiration of the offer. In addition, unless we accept the options you have elected to tender before 12:00 midnight, Eastern Time, on March 5, 2003, you may withdraw your options at any time after March 5, 2003 until they are accepted and canceled.

        To withdraw eligible options you must deliver a written notice of withdrawal with the required information to Tucows while you still have the right to withdraw the eligible options you tendered. Withdrawals may not be rescinded. Once you have withdrawn your options, you may only re-tender them by submitting a new properly completed election to exchange form before the expiration of the offer. The new election to exchange form must be signed and dated after your original election form and after your withdrawal form.

        Tucows will not accept any alternative, conditional or contingent elections. By execution of this election form, you waive any right to receive any notice of the acceptance of your election, except as provided for in the offer to exchange.

        2.    Inadequate Space.    If you do not have enough space to provide the requested information, please provide any additional information on a separate schedule and attach it to your election form.

        3.    Election to Exchange.    If you elect to exchange any eligible options, you must complete the table on page 3 of the election form by providing the following information for each eligible option grant that you elect to exchange: date of grant, exercise price and total number of shares which remain subject to the eligible option grant. You may elect to exchange all, some or none of your eligible options grants. You may not elect to exchange less than the entire outstanding portion of a particular eligible option grant.

        [For example, if you received one option to purchase 10,000 shares at $2.21 per share on June 6, 2000, of which you have exercised 2,500 options and received common stock therefor, you would complete the table as follows:]

	Date of Eligible Option Grant	Exercise Price of Options Subject to Grant	Total Number of Shares Subject to Grant
1	June 6, 2000	$2.21	7,500

2

3

4

5

        4.    Signatures on Election to Exchange.    This election form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the stock option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change.

        5.    Requests for Assistance or Additional Copies.    Please direct any questions or requests for assistance, as well as requests for additional copies of the offer to exchange or this election form to Brenda Lazare, by telephone at (416) 538-5488 or by mail to Tucows Inc., 96 Mowat Avenue, Toronto ON M6K 3M1, Canada, Attention: Brenda Lazare or by email at blazare@tucows.com.

        6.    Irregularities.    Tucows will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any election to exchange, and all questions as to the number of shares subject to eligible options or to be subject to new options. Tucows determination of these matters will be final and binding on all parties. Tucows reserves the right to reject any or all elections to exchange eligible options it determines does not comply with the conditions of the offer, not to be in proper form or the acceptance of which, in the opinion of Tucows' counsel, may be unlawful.

        Tucows also reserves the right to waive any of the conditions of the offer or any defect or irregularity in the election with respect to any particular eligible options or any particular option holder, and its interpretation of the terms of the offer (including these instructions) will be final and binding on all parties. No election to exchange eligible options will be considered to be properly made until all defects and irregularities have been cured by the option holder or waived by Tucows. Unless waived, any defects or irregularities with elections must be cured within such time as Tucows shall determine. Neither Tucows nor any other person is or will be obligated to give notice of any defects or irregularities in elections to exchange, and no person will incur any liability for failure to give any such notice.

        7.    Important Tax Information.    You should refer to Section 13 of the offer to exchange beginning on page 32, which contains important tax information. Tucows advises you to consult with your tax adviser with respect to the tax consequences of electing to exchange your eligible options.

*        *        *

QuickLinks

  Exhibit (a)(1)(B)
ELECTION TO EXCHANGE
ELECTION TO EXCHANGE
Instructions Forming Part of the Terms and Conditions of the Offer